Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-88648, 333-114754, and 333-143378 on Form S-8, in Registration Statement Nos. 333-192397, 333-205108, 333-209416, 333-218912, 333-220131, and 333-223240 on Form S-8, and in Post-Effective Amendment No. 4 to Registration Statement No. 333-215915 on Form S-1 of our report dated October 28, 2022, relating to the consolidated financial statements of PURE Bioscience, Inc. appearing in this Annual Report on Form 10-K for the year ended July 31, 2023.

/s/ Weinberg & Company P.A

Los Angeles, California
October 30, 2023